EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS THIRD QUARTER

FISCAL 2023 FINANCIAL RESULTS

●	Company record backlog of $468.1 million as of June 30, 2023, up 38.4% year-over-year, with continued strength in aerospace and industrial gas turbine demand.

●	Net revenue of $143.9 million, reduced by an estimated $18-$20 million due to a cybersecurity incident. Company is now back to full production and expects to make up the third quarter cyber-related revenue impact over the next few quarters.
●	Margin compression from the impact of the cybersecurity incident, along with raw material headwinds, resulted in a gross margin of 18.1% of net revenue.
●	Net income of $8.8 million, or $0.68 diluted earnings per share, which was reduced by an estimated $0.40 to $0.45 from the cybersecurity incident and an additional $0.09 from the raw material headwind. This compares to last year’s third quarter net income of $15.6 million, or $1.24 diluted earnings per share, which included a favorable raw material tailwind of $0.25 per diluted share.
●	Quarter-end revolver balance of $98.7 million, a decrease of $9.3 million during the third quarter of fiscal 2023. Renewed credit facility for five years and increased to $200 million providing strong liquidity.
●	Capital investment in first nine months of fiscal 2023 of $11.8 million. Total planned capital expenditures for fiscal 2023 expected to be $16-18 million.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 3, 2023 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for its third fiscal quarter ended June 30, 2023.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Based on our team’s rapid response to the June cybersecurity incident, we were able to contain the impact to within our third quarter.  We are now producing at very high levels at each of our facilities”, said Michael L. Shor, President and Chief Executive Officer. “We anticipate that our fourth quarter volume shipped will be the best of the fiscal year.  A key strength of our Company continues to be our talented and dedicated workforce, and we are pleased with the recently ratified five year labor agreement at our Kokomo facility.”

3rd Quarter Results

Net Revenues.  Net revenues were $143.9 million in the third quarter of fiscal 2023, an increase of 10.6% from the same period of fiscal 2022 due to an increase in product average selling price per pound of $3.64 or 13.4%.  The increase in product average selling price per pound largely reflects price increases and other sales factors, which increased the product average selling price per pound by approximately $5.76.  It also includes a favorable product mix, which increased product average selling price per pound by approximately $0.26.  Partially offsetting these increases were lower market prices of raw materials, which decreased product average selling price per pound by approximately $2.38. The decrease in pounds sold is due to lower shipments of product later in the quarter because of a cybersecurity incident that caused disruption in our manufacturing locations.  The reduction in pounds sold is largely attributable to the reduction in the chemical processing market as we have focused our production away from some of our lower-value alloys towards our higher-value products more commonly found in aerospace and industrial gas turbines.

Cost of Sales. Cost of sales was $117.8 million, or 81.9% of net revenues, in the third quarter of fiscal 2023 compared to $96.9 million, or 74.5% of net revenues, in the same period of fiscal 2022.  Cost of sales as a percentage of revenues in the third quarter of fiscal 2023 was higher than third quarter of fiscal 2022 due to higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices.

Gross Profit.  Gross profit was $26.1 million for the third quarter of fiscal 2023, a decrease of $7.2 million from the same period of fiscal 2022.  Gross profit in the third quarter of fiscal 2023 decreased compared to the same quarter of the prior year as gross profit in the third quarter of fiscal 2023 was adversely impacted by higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices, which decreased gross profit.  In the third quarter of fiscal 2022, gross profit benefited from lower raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices, which increased gross profit.  Additionally, lower volumes shipped in the third quarter of fiscal 2023 due to the cybersecurity incident resulted in a lower absorption of fixed costs.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.8 million for the third quarter of fiscal 2023, similar to the same period of fiscal 2022.  The decrease as a percent of net revenues from 9.1% to 8.2% for selling, general and administrative expense was largely driven by higher net revenues as spend in the third quarter of fiscal 2023 was consistent with the third quarter of fiscal 2022.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.7% of net revenue, for the third quarter of fiscal 2023, compared to $1.0 million, or 0.7% of net revenue, in the same period of fiscal 2022.

Operating Income.  The above factors, including the impacts from raw material prices in selling prices differing from raw material prices included in cost of sales and lower volumes due to the cybersecurity incident, led to a decrease in operating income to $13.2 million in the third quarter of fiscal 2023 compared to $20.4 million in the same period of fiscal 2022.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $0.4 million in the third quarter of fiscal 2023 compared to a benefit of $1.1 million in the same period of fiscal 2022.  The lower benefit recorded in nonoperating retirement benefit was primarily driven by an increase in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2022 which resulted in a higher interest cost component of nonoperating retirement benefit expense (income) in the third quarter of fiscal 2023 when compared to the third quarter of fiscal 2022.   Partially offsetting the higher interest cost was the amortization of the actuarial gains of the U.S. pension plan liability in the second quarter of fiscal 2023.

Income Taxes. Income tax expense was $2.7 million during the third quarter of fiscal 2023, a difference of $2.5 million from expense of $5.1 million in the same period of fiscal 2022, driven primarily by a difference in income before income taxes of $9.3 million. Income tax expense in the third quarter of fiscal 2023 as a percentage of income before income taxes was 23.5% as compared to 24.8% in the third quarter of fiscal 2022. The decrease was largely driven by a higher utilization of foreign tax credits in fiscal 2023.

Net Income.  As a result of the above factors, net income in the third quarter of fiscal 2023 was $8.8 million, compared to $15.6 million in the same period of fiscal 2022.

Cybersecurity Incident

As previously disclosed, the Company began experiencing a network outage indicative of a cybersecurity incident on June 10, 2023. Upon detection of the incident, the Company engaged third-party specialists to assist in investigating the source of the outage, determine its potential impact on the Company’s systems, and securely restore full system functionality. On June 21, 2023, less than 2 weeks after the incident began, the Company announced that all manufacturing operations were running and that the Company had substantially restored administrative, sales, financial and customer service functions. Nevertheless, during those 11 days many aspects of the Company’s production were substantially disrupted.

Based on lost production time, the Company estimates that net revenues for the quarter were impacted by roughly $18 - $20 million resulting in net sales for the third quarter of $143.9 million. The lower production level also impacted efficiency and absorption of fixed costs which compressed the gross margin percentage for the quarter and impacted earnings. Also impacting earnings are the costs related to the investigation and restoration efforts. In total, the Company currently estimates the full impact of this event to be approximately $0.40 - $0.45 on diluted earnings per share.  In addition, the estimated headwind from raw material fluctuations, primarily Cobalt, lowered diluted earnings per share an additional $0.09 resulting in a diluted earnings per share of $0.68 for the third quarter of fiscal 2023.

Volumes and Pricing

Volume shipped in the third quarter of fiscal 2023 was 4.4 million pounds which is 2.5% lower than the third quarter of the prior fiscal year and 5.1% lower sequentially from the second quarter of fiscal 2023.  The lower volumes were primarily a result of the cybersecurity incident which during an 11-day period substantially disrupted many aspects of the Company’s production during the last month of the quarter as discussed above.  Volumes shipped into the aerospace market remained solid despite the cyber-related disruption.  Aerospace volume increased 10.9% along with a 14.5% increase in aerospace average selling price, resulting in a 27.0% or $16.5 million aerospace revenue increase compared to the prior year. The volume increase was primarily driven by the single-aisle commercial aircraft recovery. Similarly, industrial gas turbine (IGT) volumes increased 20.3% partially offset by a 2.7% decrease in the IGT average selling price, which resulted in a 17.0% or $4.1 million IGT revenue increase compared to the prior year.  Volumes in the chemical processing industry (CPI) decreased by 47.6%.  However, CPI average selling price increased 39.7%, which resulted in a 26.8% or $6.5 million CPI revenue decrease compared to the prior year. Other markets revenue decreased 7.6%, however other revenue increased by 11.8%.  Decreases in CPI and Other Markets were impacted by the cybersecurity incident as well as mix management actions related to low-margin commoditized products.

The Company has an ongoing strategy of increasing margins.  This is achieved by reducing processing costs as well as increasing pricing for the high-value, differentiated products and services it offers. The Company implemented multiple price increases for contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements typically have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the third quarter of fiscal 2023 was $30.87, which is a 13.4% increase year-over-year, primarily due to the noted price increases and raw material adjustors

Gross Profit Margin Trend Performance

The Company has made a significant strategic effort to improve gross margins over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%. The Company previously struggled to be profitable at roughly 5.0 million pounds. With the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.

Gross profit margin was 18.1% in the third quarter of fiscal 2023 compared to 25.5% in the same period last year and 20.2% in second quarter of fiscal 2023.  The gross margin percentage was negatively impacted this quarter by the cybersecurity incident estimated at roughly two percentage points. Volatility of raw materials, specifically nickel and cobalt, have impacted gross margins.  During fiscal 2022 this impact was favorable due to rising raw material prices which increased gross margins; however, in fiscal 2023 this impact was unfavorable due to decreasing raw material prices which lowered gross margins.  The estimated impact from raw material volatility in each quarter of fiscal 2023 was a headwind of $5.6 million in the first quarter that compressed gross margin percentage by approximately 4.2%, a headwind of $1.7 million in the second quarter that compressed gross margin percentage by approximately 1.1% and a headwind of $1.5 million in the third quarter that compressed gross margin percentage by approximately 1.1%.    This compares to the previous year’s estimated favorable impact of raw material prices in the third quarter of fiscal 2022 of approximately $4.1 million which increased gross margin percentage by approximately 3.1%.

Backlog

The Company continued to experience high levels of order entry over the past quarter, predominately in the aerospace and industrial gas turbine markets.  The Company established another record backlog of $468.1 million as of June 30, 2023, an increase of $21.4 million, or 4.8% from the second quarter of fiscal 2023 and an increase of $130.0 million, or 38.4%, from the same period of last year.   In addition, the backlog has increased for 27 consecutive months.  Backlog pounds increased 3.2% during the third quarter to approximately 14.6 million pounds and increased by 20.7% from the third quarter of fiscal 2022.

Capital Spending

During the first nine months of fiscal 2023, capital investment was $11.8 million, and total planned capital expenditures for fiscal 2023 are expected to be between $16.0 million and $18.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $426.2 million as of June 30, 2023, an increase of $47.9 million, or 12.7%, from $378.3 million as of September 30, 2022. The increase resulted primarily from inventory increasing by $54.1 million and accounts payable and accrued expenses decreasing by $1.0 million, partially offset by accounts receivable decreasing by $7.2 million during the first nine months of fiscal 2023.

Liquidity

The Company had cash and cash equivalents of $12.9 million as of June 30, 2023 compared to $8.4 million as of September 30, 2022.  Additionally, the Company had $98.7 million of borrowings against the $200.0 million line of credit outstanding with remaining capacity available of $101.3 million as of June 30, 2023, putting total liquidity at $114.2 million.

Net cash used in operating activities in the first nine months of fiscal 2023 was $6.1 million compared to net cash used in operating activities of $57.6 million in the first nine months of fiscal 2022.  The decrease in cash used in operating activities in the first nine months of fiscal 2023 was driven by an increase in inventory of $47.2 million as compared to an increase of $98.9 million during the same period of fiscal 2022 and a decrease in accounts receivable of $11.0 million as compared to an increase of $24.3 million during the same period of fiscal 2022.  This was partially offset by a decrease in accounts payable and accrued expenses of $4.6 million during the first nine months of fiscal 2023 as compared to an increase of $18.0 million during the same period of fiscal 2022, a difference of $22.7 million.

Net cash used in investing activities was $11.8 million in the first nine months of fiscal 2023, which was higher than net cash used in investing activities of $11.5 million during the same period of fiscal 2022 due to higher additions to property, plant and equipment.

Net cash provided by financing activities was $21.3 million in the first nine months of fiscal 2023, a decrease of $10.2 million from cash provided by financing activities of $31.5 million during the first nine months of fiscal 2022.  This difference was primarily driven by a net borrowing of $23.9 million against the revolving line of credit during the first nine months of fiscal 2023 compared to a net borrowing of $46.5 million during the same period of fiscal 2022.  This was partially offset with proceeds from the exercise of stock options of $8.2 million during the first nine months of fiscal 2023 as compared to proceeds from exercise of stock options of $0.3 million during the same period of fiscal 2022 and lower share repurchases of $0.9 million in the first nine months of fiscal 2023 as compared to $6.8 million during the same period of fiscal 2022.  Dividends paid of $8.4 million during the first nine months of fiscal 2023 were higher than dividends paid of $8.3 million during the same period of fiscal 2022.

Dividend Declared

On August 3, 2023, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2023 to stockholders of record at the close of business on September 1, 2023.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

The cyber-related revenue impact is expected to be made up over the next few quarters into fiscal 2024. The Company has regained good momentum with the flow of orders at each of its operating locations and expects fourth quarter fiscal 2023 net revenues and earnings to be the highest of fiscal 2023.  Fourth quarter earnings are expected to be unfavorably impacted by additional headwinds from the continued reduction in the price of both nickel and cobalt.

Earnings Conference Call

The Company will host a conference call on Friday, August 4, 2023 to discuss its results for the third quarter of fiscal 2023.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 4, 2023	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	497969

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, August 4th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, September 3, 2023. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	48694

A replay of the Webcast will also be available for one year at www.haynesintl.com.

Non-GAAP Financial Measures

This press release includes certain financial measures, including Adjusted EBITDA for the fiscal quarters ended June 30, 2022 and 2023 and Adjusted gross profit margin – excluding estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended June 30, 2022 and 2023 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA and Adjusted gross profit margin – excluding estimated impacts of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2023 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and Item 1A of Part II of the Company’s Quarterly Report on form 10-Q for the quarter ended June 30, 2023.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2023	2022	2023
Net revenues	$130,165	$143,901	$346,651	$429,360
Cost of sales	96,943	117,839	272,239	349,382
Gross profit	33,222	26,062	74,412	79,978
Selling, general and administrative expense	11,847	11,832	34,991	35,486
Research and technical expense	957	1,008	2,806	3,028
Operating income	20,418	13,222	36,615	41,464
Nonoperating retirement benefit expense (income)	(1,088)	(366)	(3,264)	(1,097)
Interest income	(1)	(17)	(15)	(33)
Interest expense	750	2,156	1,564	5,522
Income before income taxes	20,757	11,449	38,330	37,072
Provision for income taxes	5,149	2,690	9,579	8,225
Net income	$15,608	$8,759	$28,751	$28,847
Net income per share:
Basic	$1.25	$0.69	$2.30	$2.28
Diluted	$1.24	$0.68	$2.28	$2.24
Weighted Average Common Shares Outstanding
Basic	12,339	12,611	12,346	12,552
Diluted	12,459	12,796	12,507	12,776

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2022	2023
ASSETS
Current assets:
Cash and cash equivalents	$8,440	$12,931
Accounts receivable, less allowance for credit losses of $428 and $858 at September 30, 2022 and June 30, 2023, respectively	94,912	87,745
Inventories	357,556	411,697
Income taxes receivable	—	3,437
Other current assets	3,514	3,245
Total current assets	464,422	519,055
Property, plant and equipment, net	142,772	141,919
Deferred income taxes	5,680	6,764
Other assets	9,723	9,933
Goodwill	4,789	4,789
Other intangible assets, net	4,909	5,750
Total assets	$632,295	$688,210
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,886	$56,145
Accrued expenses	19,294	17,066
Income taxes payable	828	613
Accrued pension and postretirement benefits	3,371	3,371
Deferred revenue—current portion	2,500	2,500
Total current liabilities	80,879	79,695
Revolving credit facilities - Long-term	74,721	98,665
Long-term obligations (less current portion)	7,848	7,648
Deferred revenue (less current portion)	7,829	5,954
Deferred income taxes	3,103	3,315
Operating lease liabilities	576	370
Accrued pension benefits (less current portion)	21,090	16,573
Accrued postretirement benefits (less current portion)	60,761	62,489
Total liabilities	256,807	274,709
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,854,773 and 13,124,401 shares issued and 12,479,741 and 12,731,838 shares outstanding at September 30, 2022 and June 30, 2023, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	266,193	276,831
Accumulated earnings	135,040	155,450
Treasury stock, 375,032 shares at September 30, 2022 and 392,563 shares at June 30, 2023	(14,666)	(15,591)
Accumulated other comprehensive loss	(11,092)	(3,202)
Total stockholders’ equity	375,488	413,501
Total liabilities and stockholders’ equity	$632,295	$688,210

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended June 30,
	2022	2023
Cash flows from operating activities:
Net income	$28,751	$28,847
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	13,810	13,480
Amortization	547	479
Pension and post-retirement expense - U.S. and U.K.	1,650	1,961
Change in long-term obligations	(15)	(50)
Stock compensation expense	2,750	2,410
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	4,182	(549)
Loss on disposition of property	5	65
Change in assets and liabilities:
Accounts receivable	(24,312)	10,955
Inventories	(98,880)	(47,167)
Other assets	1,666	(31)
Accounts payable and accrued expenses	18,045	(4,620)
Income taxes	2,666	(3,685)
Accrued pension and postretirement benefits	(6,589)	(6,285)
Net cash used in operating activities	(57,599)	(6,065)
Cash flows from investing activities:
Additions to property, plant and equipment	(11,464)	(11,770)
Net cash used in investing activities	(11,464)	(11,770)
Cash flows from financing activities:
Revolving credit facility borrowings	64,500	101,294
Revolving credit facility repayments	(18,000)	(77,350)
Dividends paid	(8,329)	(8,397)
Proceeds from exercise of stock options	347	8,228
Payment for purchase of treasury stock	(6,795)	(925)
Payment for debt issuance cost	—	(1,320)
Payments on long-term obligations	(183)	(211)
Net cash provided by financing activities	31,540	21,319
Effect of exchange rates on cash	(765)	1,007
Increase (decrease) in cash and cash equivalents:	(38,288)	4,491
Cash and cash equivalents:
Beginning of period	47,726	8,440
End of period	$9,438	$12,931

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2022	2022	2022	2023	2023
Net revenues	$130,165	$143,810	$132,673	$152,786	$143,901
Gross profit margin	33,222	31,921	23,038	30,878	26,062
Gross profit margin %	25.5%	22.2%	17.4%	20.2%	18.1%
Adjusted gross profit margin(1)	29,122	30,921	28,638	32,578	27,562
Adjusted gross profit margin %(1)	22.4%	21.5%	21.6%	21.3%	19.2%

Net income	15,608	16,336	7,739	12,349	8,759
Net income per share:
Basic	$ 1.25	$ 1.31	$ 0.62	$ 0.98	$ 0.69
Diluted	$ 1.24	$ 1.30	$ 0.61	$ 0.96	$ 0.68

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 6 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2022	2022	2022	2023	2023
Net revenues (in thousands)
Aerospace	$60,981	$67,647	$64,518	$66,612	$77,456
Chemical processing	24,180	27,185	22,715	28,605	17,696
Industrial gas turbines	23,991	28,501	26,025	32,420	28,073
Other markets	14,518	14,946	14,722	17,550	13,416
Total product revenue	123,670	138,279	127,980	145,187	136,641
Other revenue	6,495	5,531	4,693	7,599	7,260
Net revenues	$130,165	$143,810	$132,673	$152,786	$143,901

Shipments by markets (in thousands of pounds)
Aerospace	2,142	2,402	2,187	1,982	2,376
Chemical processing	882	921	786	845	462
Industrial gas turbines	1,090	1,242	1,289	1,430	1,311
Other markets	427	318	290	410	278
Total shipments	4,541	4,883	4,552	4,667	4,427

Average selling price per pound
Aerospace	$28.47	$28.16	$29.50	$33.61	$32.60
Chemical processing	27.41	29.52	28.90	33.85	38.30
Industrial gas turbines	22.01	22.95	20.19	22.67	21.41
Other markets	34.00	47.00	50.77	42.80	48.26
Total product (product only; excluding other revenue)	27.23	28.32	28.12	31.11	30.87
Total average selling price (including other revenue)	$28.66	$29.45	$29.15	$32.74	$32.51

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES - ADJUSTED EBITDA AND ADJUSTED GROSS PROFIT MARGIN – EXCLUDING ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2023	2022	2023
Operating income	$20,418	$13,222	$36,615	$41,464
Depreciation	4,558	4,548	13,810	13,480
Amortization (excluding debt issuance costs recorded in interest expense)	33	32	100	97
Stock compensation expense	933	869	2,750	2,410
Adjusted EBITDA	$25,942	$18,671	$53,275	$57,451
Adjusted EBITDA as a percentage of Net revenues	19.9%	13.0%	15.4%	13.4%

Adjusted Gross Profit Margin – Excluding estimated impact of nickel and cobalt fluctuations

Management believes that Gross profit margin – Excluding estimated impact of nickel and cobalt fluctuations provides a relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross margin impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how cost of nickel and cobalt flow to cost of sales including the impacts of the commodity price exposure of our scrap cycle. Management uses its results excluding these nickel and cobalt impacts to evaluate its operating performance.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2022	2022	2022	2023	2023
Gross profit margin	$33,222	$31,921	$23,038	$30,878	$26,062
Gross profit margin %	25.5%	22.2%	17.4%	20.2%	18.1%
Estimated impact of nickel and cobalt fluctuations	(4,100)	(1,000)	5,600	1,700	1,500
Adjusted gross profit margin - excluding estimated impact of nickel and cobalt fluctuations	$29,122	$30,921	$28,638	$32,578	$27,562
Adjusted gross profit margin % - excluding estimated impact of nickel and cobalt fluctuations	22.4%	21.5%	21.6%	21.3%	19.2%